Exhibit 5.1
David G. Peinsipp
T: +1 415-693-2177
dpeinsipp@cooley.com

October 27, 2020
Root, Inc.
80 E. Rich Street, Suite 500
Columbus, OH 43215
Ladies and Gentlemen:
We have acted as counsel to Root, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S 1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to an underwritten public offering of up to 2,586,729 shares of the Company’s Class A common stock, par value $0.0001 per share, to be sold by the Company (the “Shares”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-249332), which was declared effective on October 27, 2020 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).
In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.1 and 3.2 to the Prior Registration Statement, respectively, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement and the Prior Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Amended and Restated Certificate of Incorporation referred to in clause (c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares.
We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due execution and delivery by all persons other than by the Company of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.
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Cooley LLP 101 California Street, Floor 5, San Francisco, CA 94111-5800
t: (415) 693-2000 f: (415) 693-2222 cooley.com

Root, Inc.
October 27, 2020
Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp
Cooley LLP 101 California Street, Floor 5, San Francisco, CA 94111-5800
t: (415) 693-2000 f: (415) 693-2222 cooley.com